EXHIBIT 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited pro forma financial statements as of and for the three months ended March 31, 2016 and for the year ended December 31, 2015 are intended to reflect the impacts of the TWC Transaction, the Bright House Transaction and the Liberty Transaction on Charter’s consolidated financial statements as if the TWC Transaction, Bright House Transaction and Liberty Transaction had occurred as of March 31, 2016 for the unaudited pro forma consolidated balance sheet and as of January 1, 2015 for the unaudited pro forma consolidated statements of operations. The accompanying unaudited pro forma financial statements present the pro forma consolidated financial position and results of operations of Charter based on the historical financial statements and accounting records of Charter, TWC and Bright House and the related pro forma adjustments as described in the accompanying notes. The pro forma adjustments are included only to the extent they are (i) directly attributable to the TWC Transaction, the Bright House Transaction and/or the Liberty Transaction, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

TWC Transaction

On May 18, 2016, the transactions contemplated by the Agreement and Plan of Mergers dated as of May 23, 2015 (the “Merger Agreement”), by and among Time Warner Cable Inc. ("Legacy TWC"), Charter Communications, Inc. prior to the closing of the Merger Agreement ("Legacy Charter"), CCH I, LLC, previously a wholly owned subsidiary of Legacy Charter ("New Charter") and certain other subsidiaries of New Charter were completed (the “TWC Transaction,” and together with the Bright House Transaction described below, the "Transactions"). As a result of the TWC Transaction, New Charter became the new public parent company that holds the operations of the combined companies and was renamed Charter Communications, Inc. ("Charter").

Pursuant to the terms of the Merger Agreement, upon consummation of the TWC Transaction, each outstanding share of Legacy TWC common stock (other than Legacy TWC common stock held by Liberty Broadband Corporation ("Liberty Broadband") and Liberty Interactive Corporation ("Liberty Interactive" and, collectively, the "Liberty Parties")), was converted into the right to receive, at the option of each such holder of Legacy TWC common stock, either (a) $100 in cash and Charter Class A common stock equivalent to 0.5409 shares of Legacy Charter Class A common stock (the "Option A Consideration") or (b) $115 in cash and Charter Class A common stock equivalent to 0.4562 shares of Legacy Charter Class A common stock (the "Option B Consideration"). The actual number of shares of Charter Class A common stock that Legacy TWC stockholders received, excluding the Liberty Parties, was calculated by multiplying the exchange ratios of 0.5409 or 0.4562 specified above by 0.9042 (the "Parent Merger Exchange Ratio"), which was also the exchange ratio that was used to determine the number of shares of Charter Class A common stock that Legacy Charter stockholders received per share of Legacy Charter Class A common stock. Such exchange ratio did not impact the aggregate value represented by the shares of Charter Class A common stock issued in the TWC Transaction; however, it did impact the actual number of shares issued in the TWC Transaction. Such impact is reflected in the weighted average common shares outstanding included in the accompanying unaudited pro forma consolidated statements of operations.

Out of approximately 277 million shares of TWC common stock outstanding at the closing of the TWC Transaction, excluding TWC common stock held by the Liberty Parties, approximately 274 million shares were converted into the right to receive the Option A Consideration and approximately 3 million shares were converted into the right to receive the Option B Consideration. The Liberty Parties received approximately one share of Charter Class A common stock for each share of Legacy TWC common stock they owned (equivalent to 1.106 shares of Legacy Charter Class A common stock multiplied by the Parent Merger Exchange Ratio).

As of the date of acquisition, the total value of the TWC Transaction was approximately $85 billion, including cash, equity and Legacy TWC assumed debt. The purchase price also includes an estimated pre-combination vesting period fair value of $514 million for Legacy TWC equity awards converted into Charter awards upon closing of the TWC Transaction ("Converted TWC Awards") and $69 million of cash paid to former Legacy TWC employees and non-employee directors who held equity awards, whether vested or not vested.

Bright House Transaction

Also on May 18, 2016, Legacy Charter and Advance/Newhouse Partnership (“A/N”), the former parent of Bright House Networks, LLC (“Legacy Bright House”), completed their previously announced transaction, pursuant to a definitive Contribution Agreement (the “Contribution Agreement”), under which Charter acquired Bright House (the “Bright House Transaction”). Pursuant to the Bright House Transaction, Charter became the owner of the membership interests in Bright House and the other assets primarily related to Bright House (other than certain excluded assets and liabilities and non-operating cash). As of the date of acquisition, the purchase price totaled approximately $12.2 billion consisting of (a) $2 billion in cash, (b) 25 million convertible preferred units of Charter Holdings with a face amount of $2.5 billion that pay a 6% annual preferential dividend, (c) approximately 31.0 million common units of Charter Holdings that are exchangeable into Charter Class A common stock on a one-for-one basis and (d) one share of Charter Class B common stock.

Liberty Transactions and Committed Financing

In connection with the TWC Transaction, Legacy Charter and Liberty Broadband completed their previously announced transactions pursuant to their investment agreement, in which Liberty Broadband purchased for cash approximately 22.0 million shares of Charter Class A common stock valued at $4.3 billion at the closing of the TWC Transaction to partially finance the cash portion of the TWC Transaction consideration, and in connection with the Bright House Transaction, Liberty Broadband purchased approximately 3.7 million shares of Charter Class A common stock valued at $700 million at the closing of the Bright House Transaction (the "Liberty Transaction").

Charter partially financed the cash portion of the purchase price of the Transactions with additional indebtedness and cash on hand. In 2015, Charter issued $15.5 billion aggregate principal amount of CCO Safari II, LLC senior secured notes, $3.8 billion aggregate principal amount of CCO Safari III, LLC senior secured bank loans and $2.5 billion aggregate principal amount of CCOH Safari, LLC senior unsecured notes.  The net proceeds were initially deposited into escrow accounts. Upon closing of the TWC Transaction, the proceeds were released from escrow and the CCOH Safari, LLC notes became obligations of CCO Holdings, LLC and CCO Holdings Capital Corp. and the CCO Safari II, LLC notes and CCO Safari III, LLC credit facilities became obligations of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. CCOH Safari, LLC merged into CCO Holdings, LLC and CCO Safari II, LLC and CCO Safari III, LLC merged into Charter Operating Operating, LLC.

Charter Operating replaced its existing revolving facility with a new $3.0 billion senior secured revolving facility under Charter Operating’s Amended and Restated Credit Agreement dated May 18, 2016. In connection with the closing of the Bright House Transaction, Charter Operating closed on a $2.6 billion aggregate principal amount term loan A facility ("Term Loan A") pursuant to the terms of the Charter Operating credit agreement. Pricing on Term Loan A was set at LIBOR plus 2%. The Term Loan A was used to prepay and terminate Charter Operating's existing Term A-1 Loans and to pay $2.0 billion for the purchase of Bright House.

Basis of Presentation

The unaudited pro forma financial statements are based on (i) the unaudited consolidated financial statements of Charter Communications, Inc. and its subsidiaries as of and for the three months ended March 31, 2016 contained in Legacy Charter’s Quarterly Report on Form 10-Q filed with the SEC on April 28, 2016, (ii) the unaudited consolidated financial statements of Time Warner Cable Inc. as of and for the three months ended March 31, 2016 contained in Legacy TWC’s Quarterly Report on Form 10-Q filed with the SEC on April 28, 2016, (iii) the condensed consolidated unaudited financial statements of Bright House Networks, LLC and its subsidiaries as of and for the three month period ended March 31, 2016 contained in this Current Report on Form 8-K, (iv) the audited consolidated financial statements of Charter Communications, Inc. and its subsidiaries as of and for the year ended December 31, 2015 contained in Legacy Charter’s Annual Report on Form 10-K filed with the SEC on February 10, 2016, (v) the audited consolidated financial statements of Time Warner Cable Inc. as of and for the year ended December 31, 2015 contained in Legacy TWC’s Annual Report on Form 10-K filed with the SEC on February 12, 2016, and (vi) the consolidated audited financial statements of Bright House Networks, LLC and its subsidiaries as of and for the year ended December 31, 2015 contained in Legacy Charter's Current Report on Form 8-K filed with the SEC on April 7, 2016.

The Transactions were accounted for using the acquisition method of accounting with Charter as the accounting acquirer. The allocation of the purchase price is preliminary based on initial valuations and is subject to change based on finalization and review of such valuations. During the measurement period, we will continue to obtain information to assist in finalizing the fair value of net assets acquired, which may differ materially from the preliminary estimates. We will apply any measurement period adjustments, including any related impacts to net income (loss), in the reporting period in which the adjustments are determined.

The unaudited pro forma financial statements are provided for illustrative purposes only and are based on available information and assumptions that Charter believes are reasonable and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Charter would have been had the Transactions occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial statements.

Items Not Adjusted in the Unaudited Pro Forma Financial Information

The unaudited pro forma financial statements do not reflect all reclassifications or adjustments to conform the Legacy TWC or Legacy Bright House financial statement presentation or accounting policies to those adopted by Charter. At this time, Charter is not aware of any intercompany transactions that would have a material impact on the unaudited pro forma financial statements that are not reflected in the pro forma adjustments. Further review may identify additional intercompany transactions, reclassifications or differences between the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma financial statements of the combined company.

The unaudited pro forma financial statements do not include any adjustment for liabilities or related costs that may result from integration activities, since management has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance or relocation, costs of vacating some facilities and costs associated with other exit and integration activities. The unaudited pro forma statements of operations do not include any revenue or expense synergies or dis-synergies resulting from the Transactions, including programming costs or shared functions and other administrative and overhead allocations, as these adjustments are not factually supportable. The unaudited pro forma statements of operations also do not include an estimated $320 million and $30 million of non-recurring costs incurred directly attributable to the TWC Transaction and the Bright House Transaction, respectively, such as escrow interest to be incurred subsequent to the balance sheet date, investment banking fees and legal fees.

Charter continues to review the synergies of the combined businesses which may result in a plan to reorganize certain of TWC’s, Bright House’s or Charter’s products, network, service operations and organizational structure. The costs of implementing such a plan, if it were to occur, and any resulting future changes in revenue or cost savings have not been reflected in the unaudited pro forma financial statements.

In connection with the Bright House Transaction, Charter and A/N entered into a tax receivable agreement which applies to an exchange or sale of the Charter Holdings common and convertible preferred units between the parties. The tax receivable agreement provides for a payment by Charter to A/N of 50% of the tax benefit when realized by Charter from the step-up in tax basis resulting from the future exchange or sale. Charter has not recorded a pro forma adjustment for this contingent consideration obligation in the preliminary purchase price allocation as it is impractical to estimate its fair value since the tax benefit is dependent on uncertain future events that are outside Charter’s control. A future exchange or sale is not based on a fixed and determinable date and the exchange or sale is not certain to occur. If and when an exchange or sale occurs in the future, the undiscounted value of the obligation is estimated to be in the range of zero to $2 billion depending on measurement of the tax step-up in the future and Charter’s ability to realize the tax benefit in the subsequent periods following the exchange or sale.

The unaudited pro forma financial statements do not reflect adjustments related to the impact of the termination of the transactions Legacy Charter entered into with Comcast Corporation in April 2014 as such adjustments are not directly related to the Transactions or Liberty Transaction. The transactions Legacy Charter entered into with Comcast were terminated in April 2015 and the CCOH Safari, LLC notes and CCO Safari, LLC Term G Loans were subsequently repaid in April 2015. The unaudited pro forma consolidated statements of operations are not adjusted to eliminate approximately $112 million of interest expense associated with the escrowed debt for the year ended December 31, 2015. The unaudited pro forma consolidated statements of operations are also not adjusted to eliminate approximately $16 million of transaction costs incurred by Legacy Charter and $37 million of transaction costs incurred by Legacy TWC directly related to the transactions with Comcast for the year ended December 31, 2015.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2016
(IN MILLIONS)

							Bright
			TWC				House		Charter
	Charter		Pro Forma		Charter	Bright	Pro Forma		Pro Forma
	Historical	TWC	Adjustments		Pro Forma	House	Adjustments		As Adjusted
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,278	$1,297	$(1,195)	1a	$1,380	$163	$(163)	2a	$1,380
Accounts receivable, net	253	846	—		1,099	143	—		1,242
Prepaid expenses and other current assets	81	476	(2)	1a	555	34	—		589
Total current assets	1,612	2,619	(1,197)		3,034	340	(163)		3,211

RESTRICTED CASH AND CASH EQUIVALENTS	22,313	—	(22,313)	1e	—	—	—		—

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	8,294	17,276	4,298	1b	29,868	2,182	1,084	2b	33,134
Franchises	6,006	26,014	27,381	1b	59,401	802	6,042	2b	66,245
Customer relationships, net	800	221	13,479	1b	14,500	—	2,040	2b	16,540
Goodwill	1,168	3,140	25,122	1b	29,430	13	166	2b	29,609
Total investment in cable properties, net	16,268	46,651	70,280		133,199	2,997	9,332		145,528

OTHER NONCURRENT ASSETS	331	481	649	1c	1,461	79	15	2c	1,555

Total assets	$40,524	$49,751	$47,419		$137,694	$3,416	$9,184		$150,294

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,925	$3,848	$6	1d	$5,779	$403	$—		$6,182
Current portion of long-term debt	—	5	(5)	1d	—	43	(43)	2d	—
Total current liabilities	1,925	3,853	1		5,779	446	(43)		6,182

LONG-TERM DEBT	37,124	22,487	2,775	1e	62,386	129	1,223	2e	63,738
DEFERRED INCOME TAXES	1,618	12,991	11,833	1f	26,442	—	—	2f	26,442
OTHER LONG-TERM LIABILITIES	76	1,059	2,179	1g	3,314	455	(436)	2g	3,333

SHAREHOLDERS’ EQUITY (DEFICIT)
Controlling interest	(219)	9,357	30,633	1h	39,771	2,386	(1,716)	2i	40,441
Noncontrolling interests	—	4	(2)	1i	2	—	10,156	2h	10,158
Total shareholders’ equity (deficit)	(219)	9,361	30,631		39,773	2,386	8,440		50,599

Total liabilities and shareholders’ equity (deficit)	$40,524	$49,751	$47,419		$137,694	$3,416	$9,184		$150,294

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2016
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

							Bright
			TWC				House		Charter
	Charter		Pro Forma		Charter	Bright	Pro Forma		Pro Forma
	Historical	TWC	Adjustments		Pro Forma	House	Adjustments		As Adjusted

REVENUES	$2,530	$6,191	$45	3a	$8,766	$1,015	$(18)	4a	$9,763

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	1,671	4,032	64	3a	5,767	685	(56)	4a	6,396
Depreciation and amortization	539	974	452	3b	1,965	112	88	4b	2,165
Other operating (income) expenses, net	18	40	(46)	3c	12	(1)	2	4c	13
	2,228	5,046	470		7,744	796	34		8,574

Income from operations	302	1,145	(425)		1,022	219	(52)		1,189

OTHER INCOME (EXPENSES):
Interest expense, net	(454)	(350)	105	3d	(699)	(5)	(4)	4d	(708)
Loss on financial instruments, net	(5)	—	—		(5)	—	—		(5)
Other income (expenses), net	(3)	11	—		8	—	—		8
	(462)	(339)	105		(696)	(5)	(4)		(705)

Income (loss) before taxes	(160)	806	(320)		326	214	(56)		484

Income tax benefit (expense)	(28)	(312)	213	3e	(127)	—	(29)	4e	(156)

Consolidated net income (loss)	(188)	494	(107)		199	214	(85)		328

Less: Net income attributable to noncontrolling interests	—	—	—		—	—	(83)	4f	(83)

Net income (loss) attributable to Charter shareholders before non-recurring charges directly attributable to the Transactions	$(188)	$494	$(107)		$199	$214	$(168)		$245

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(1.68)				$0.75				$0.91
Diluted	$(1.68)				$0.74				$0.90

Weighted average common shares outstanding, basic	112,311,539		154,201,826	3f	266,513,365		3,658,600	4g	270,171,965
Weighted average common shares outstanding, diluted	112,311,539		157,475,812	3f	269,787,351		3,658,600	4g	273,445,951

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2015
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

							Bright
			TWC				House		Charter
	Charter		Pro Forma		Charter	Bright	Pro Forma		Pro Forma
	Historical	TWC	Adjustments		Pro Forma	House	Adjustments		As Adjusted

REVENUES	$9,754	$23,697	$183	3a	$33,634	$3,923	$(84)	4a	$37,473

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	6,426	15,559	313	3a	22,298	2,655	(238)	4a	24,715
Depreciation and amortization	2,125	3,696	2,220	3b	8,041	459	378	4b	8,878
Other operating (income) expenses, net	89	203	(251)	3c	41	(25)	(2)	4c	14
	8,640	19,458	2,282		30,380	3,089	138		33,607

Income from operations	1,114	4,239	(2,099)		3,254	834	(222)		3,866

OTHER INCOME (EXPENSES):
Interest expense, net	(1,306)	(1,401)	(224)	3d	(2,931)	(33)	(4)	4d	(2,968)
Loss on extinguishment of debt	(128)	—	—		(128)	—	—		(128)
Loss on financial instruments, net	(4)	—	—		(4)	—	—		(4)
Other income (expenses), net	(7)	150	—		143	1	—		144
	(1,445)	(1,251)	(224)		(2,920)	(32)	(4)		(2,956)

Income (loss) before taxes	(331)	2,988	(2,323)		334	802	(226)		910

Income tax benefit (expense)	60	(1,144)	954	3e	(130)	—	(136)	4e	(266)

Consolidated net income (loss)	(271)	1,844	(1,369)		204	802	(362)		644

Less: Net income attributable to noncontrolling interests	—	—	—		—	—	(226)	4f	(226)

Net income (loss) attributable to Charter shareholders before non-recurring charges directly attributable to the Transactions	$(271)	$1,844	$(1,369)		$204	$802	$(588)		$418

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(2.43)				$0.77				$1.55
Diluted	$(2.43)				$0.76				$1.53

Weighted average common shares outstanding, basic	111,869,771		154,201,826	3f	266,071,597		3,658,600	4g	269,730,197
Weighted average common shares outstanding, diluted	111,869,771		157,601,100	3f	269,470,871		3,658,600	4g	273,129,471

Notes to Unaudited Pro Forma Financial Statements

Note 1. TWC Transactions Pro Forma Balance Sheet Adjustments

The unaudited pro forma consolidated balance sheet has been adjusted to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed in the TWC Transaction. As of the date of acquisition, the purchase price was approximately $60.5 billion for purposes of the unaudited pro forma financial statements and is calculated as follows.

Purchase Price (in millions, except per share data)

Shares of Charter Class A common stock issued (including the Liberty Parties) (in millions)	143.0
Charter Class A common stock closing price per share	$224.91
Fair value of Charter Class A common stock issued	$32,168

Cash paid to Legacy TWC stockholders (excluding the Liberty Parties)	$27,766
Pre-combination vesting period fair value of Converted TWC Awards	$514
Cash paid for Legacy TWC non-employee equity awards	$69
Total purchase price	$60,517

The table below presents a preliminary allocation of purchase price to the assets acquired and liabilities assumed as if the TWC Transaction had closed on March 31, 2016.

Preliminary Allocation of Purchase Price (in millions)

Current assets	$2,617
Property, plant and equipment	21,574
Franchises	53,395
Customer relationships	13,700
Goodwill	28,262
Other noncurrent assets	1,117
Current liabilities	(3,854)
Assumed debt	(24,900)
Deferred income taxes	(28,152)
Other long-term liabilities	(3,238)
Noncontrolling interests	(4)
$60,517

The preliminary estimates are based upon currently available information. As such, additional assets and liabilities may be identified and reflected in the final purchase price allocation.

Upon finalization of the fair value assessment, Charter anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. If upon completion of the valuations, the fair values are 10% greater or less than the amounts included in the preliminary purchase price allocation above, such a change would not likely have a material impact on the financial position or results of operations of New Charter.

The following summarizes the pro forma balance sheet adjustments relating to the TWC Transaction.

(a)
Adjustment of $1.3 billion to cash and cash equivalents represents the use of Legacy TWC’s cash and cash equivalents to reduce the amount of debt issued to fund the TWC Transaction. No fair value adjustments are reflected in accounts receivable, net as it is estimated to be at fair value. The adjustment of $2 million to prepaid expenses and other current assets represents the elimination of Legacy TWC's current deferred financing fees related to its revolver.

(b)
For purposes of the preliminary purchase price allocation, Charter utilized the cost approach as the primary method used to establish the fair value of Legacy TWC's property, plant and equipment. The cost approach considers the amount required to replace an asset by constructing or purchasing a new asset with similar utility, then adjusts the value in consideration of physical depreciation and functional and economic obsolescence as of the appraisal date. The fair values of Legacy TWC’s franchises and customer relationships were valued using an income approach model based on the present value of the estimated discrete future cash flows attributable to each of the intangible assets identified assuming a discount rate. Goodwill represents the residual of the purchase price over the fair values of the identified assets acquired and liabilities assumed.

(c)	Other noncurrent assets reflect the following adjustments (in millions).

Adjust Legacy TWC’s equity investments and other noncurrent assets to estimated fair value	$634
Deferred financing fees associated with increase in revolver capacity	15
$649

The estimated fair value of Legacy TWC’s equity investments was based on either applying implied multiples to estimated cash flows or utilizing a discounted cash flow model. The implied multiples were estimated based on precedent transactions and comparable companies. The discounted cash flow model required estimating future cash flows of the investment and discounting those cash flows at an appropriate rate.

(d)	Accounts payable and accrued liabilities reflect the following adjustments (in millions).

Adjust certain accrued liabilities to estimated fair value	$43
Reclassification of Legacy TWC capital leases from current portion of long-term debt to conform to Charter's classification and adjusted to estimated fair value	5
Elimination of current deferred liabilities assumed to have no fair value as there are no associated payment obligations or substantive performance obligations	(42)
$6

(e)
The Legacy TWC debt assumed was adjusted to fair value using quoted market values as of May 17, 2016. This adjustment resulted in an increase in long-term debt of $2.5 billion. The fair value adjustment to long-term debt is a result of quoted market values of Legacy TWC’s debt being higher than the face amount of the related debt. The quoted market value of a debt instrument is higher than the face amount of the debt when the market interest rates are lower than the stated interest rate of the debt. In acquisition accounting, this results in the recognition of a debt premium that is amortized as a reduction to interest expense over the remaining life of the debt.

Long-term debt was also adjusted to reflect new debt raised to fund the TWC Transaction that was not already funded in escrow as restricted cash and cash equivalents as of March 31, 2016 offset by $70 million, which represents the reclassification of Legacy TWC's capital leases from long-term debt to other long-term liabilities to conform to Charter's classification.

The following table presents pro forma cash sources and uses as a result of the TWC Transaction.

Pro Forma Cash Sources and Uses (in millions)

Sources:
Restricted cash and cash equivalents	$22,313
Proceeds from issuance of long-term debt	621
Proceeds from issuance of Charter Class A common stock to Liberty Broadband	4,300
Legacy TWC cash and cash equivalents assumed	1,195
$28,429
Uses:
Cash portion of purchase price	$27,835
Advisor fees and other expenses directly related to the TWC Transaction	320
Deferred financing fees	274
$28,429

(f)	Pro forma adjustments to deferred tax liabilities reflect the following (in millions):

Deferred tax liabilities from acquisition accounting adjustments	$15,161
Reduction in valuation allowance on Legacy Charter’s preexisting deferred tax assets	(3,268)
Other deferred taxes recorded directly to equity	(60)
$11,833

The TWC Transaction is assumed to be a non-taxable business combination for pro forma purposes. A pro forma adjustment was recorded for the deferred tax impact of acquisition accounting adjustments primarily related to property, plant and equipment, franchises, customer relationships and assumed Legacy TWC long-term debt. The incremental deferred tax liabilities of $15.2 billion were calculated based on the tax effect of an approximate $40.1 billion step-up in book basis of net assets of Legacy TWC excluding the amount attributable to goodwill. This deferred tax pro forma adjustment was determined by applying an estimated tax rate of 38%.

Charter performed a preliminary analysis of the valuation allowance recorded on Legacy Charter’s preexisting deferred tax assets. Based on this analysis, certain of the deferred tax liabilities recognized in connection with the TWC Transaction will reverse and provide a source of future taxable income, resulting in a $3.3 billion reduction of substantially all of Legacy Charter’s preexisting valuation allowance associated with its deferred tax assets. Such reduction in Legacy Charter’s valuation allowance is reflected as a reduction to deferred tax liabilities in the pro forma balance sheet as a result of the TWC Transaction and was determined by applying an estimated tax rate of 38%. The impact of the reduction in the valuation allowance is not reflected in the unaudited pro forma consolidated statements of operations as it is non-recurring.

Other deferred taxes recorded directly to equity include $76 million of estimated tax benefit on advisor fees and other transaction expenses and a $16 million tax expense upon remeasuring Legacy Charter’s deferred taxes due to estimated changes in apportionment factors related to state income taxes. The adjustment to Legacy Charter’s deferred taxes as a result of the tax rate remeasurement is not reflected in the unaudited pro forma consolidated statements of operations as it is non-recurring.

Deferred taxes recognized in connection with the TWC Transaction reflect currently available information as well as estimates and assumptions made in accordance with the basis of presentation of the unaudited pro forma financial statements. The final deferred tax liability recognized in connection with the TWC Transaction could be significantly different.

(g)	Other long-term liabilities reflect the following adjustments (in millions).

Out-of-market component of certain long-term contracts	$1,585
Adjust certain other long-term liabilities at estimated fair value	823
Reclassification of Legacy TWC capital leases from long-term debt to conform to Charter's classification and adjusted to estimated fair value	86
Elimination of deferred liabilities assumed to have no fair value as there are no associated payment obligations or substantive performance obligations	(315)
$2,179

(h)	Pro forma adjustments to controlling interest of shareholders’ equity reflects the following (in millions).

Elimination of Legacy TWC’s historical shareholders’ equity	$(9,357)
Exchange of Charter Class A common stock to Legacy TWC stockholders (including the Liberty Parties)	32,168
Issuance of Charter Class A common stock to Liberty Broadband	4,300
Reduction in valuation allowance on Legacy Charter’s existing deferred tax assets (see Note 1(f))	3,268
Advisor fees and other expenses directly related to the TWC Transaction	(320)
Pre-combination vesting period fair value of Converted TWC Awards	514
Other deferred taxes recorded directly to equity (see Note 1(f))	60
$30,633

Advisor fees and other expenses directly related to the TWC Transaction of $320 million are not reflected in the unaudited pro forma statements of operations and consist primarily of investment banking fees, escrow interest to be incurred subsequent to the balance sheet date and legal fees.

As of the date of acquisition, Legacy TWC employee equity awards were converted into replacement equity awards with respect to Charter Class A common stock with a pre-combination vesting period fair value of $514 million. The fair value of the post-combination portion of the awards totaling $539 million will be amortized to stock compensation expense over the remaining vesting period of the awards.

(i)	Represents the elimination of Charter’s noncontrolling interest in a Legacy TWC subsidiary.

Note 2. Bright House Transactions Pro Forma Balance Sheet Adjustments

The unaudited pro forma consolidated balance sheet has been adjusted to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed in the Bright House Transaction. As of the date of acquisition, the purchase price of Legacy Bright House was approximately $12.2 billion for purposes of the unaudited pro forma financial statements. The Bright House Transaction excludes certain assets and liabilities such as cash, marketable securities, pension-related assets and liabilities, and debt, among others. The table below presents the purchase price for pro forma purposes.

Purchase Price (in millions, except per share data)

Charter Holdings common units issued to A/N	31.0
Charter Class A common stock closing price per share	$224.91
Estimated fair value of Charter Holdings common units issued to A/N based on Charter share price	$6,971

Fair value of Charter Holdings convertible preferred units issued to A/N	$3,163
Cash paid to A/N	$2,022
Total purchase price	$12,156

The table below presents the preliminary allocation of purchase price to the assets acquired and liabilities assumed for the Bright House cable systems as if the Bright House Transaction had closed on March 31, 2016.

Preliminary Allocation of Purchase Price (in millions)

Current assets	$177
Property, plant and equipment	3,266
Franchises	6,844
Customer relationships	2,040
Goodwill	179
Other noncurrent assets	94
Current liabilities	(403)
Other long-term liabilities	(19)
Noncontrolling interests	(22)
$12,156

The preliminary estimates are based upon currently available information. As such, additional assets and liabilities may be identified and reflected in the final purchase price allocation.

Upon finalization of the fair value assessment, Charter anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. If upon completion of the valuations, the fair values are 10% greater or less than the amounts included in the preliminary purchase price allocation above, such a change would not likely have a material impact on the financial position or results of operations of Charter.

The following summarizes the pro forma balance sheet adjustments relating to the Bright House Transaction.

(a)
Adjustment to current assets represents the elimination of cash and cash equivalents not assumed in the Bright House Transaction of $163 million. No fair value adjustments are reflected in accounts receivable, net or prepaid expenses and other current assets as carrying value is estimated to approximate fair value.

(b)
For purposes of the preliminary purchase price allocation, Charter utilized the cost approach as the primary method used to establish the fair value of Legacy Bright House's property, plant and equipment. The cost approach considers the amount required to replace an asset by constructing or purchasing a new asset with similar utility, then adjusts the value in consideration of physical depreciation and functional and economic obsolescence as of the appraisal date. The fair values of Legacy Bright House's franchises and customer relationships were valued using an income approach model based on the present value of the estimated discrete future cash flows attributable to each of the intangible assets identified assuming a discount rate. Goodwill represents the residual of the purchase price over the fair values of the identified assets acquired and liabilities assumed.

(c)
Adjustment to other noncurrent assets represents an increase of $16 million to adjust Legacy Bright House’s equity investments to fair value partially offset by the elimination of Legacy Bright House deferred financing fees of $1 million.

(d)	Adjustment to current portion of long-term debt represents the elimination of Legacy Bright House’s current portion of long-term debt not assumed in the Bright House Transaction.

(e)
Adjustment to long-term debt represents the elimination of Legacy Bright House’s long-term debt not assumed in the Bright House Transaction of approximately $129 million and the issuance of new debt to partially fund the Bright House Transaction. The table below represents the following pro forma cash sources and uses as a result of the Bright House Transaction.

Pro Forma Cash Sources and Uses (in millions)

Sources:
Proceeds from the issuance of long-term debt	$2,000
Issuance of Charter Class A common stock to Liberty Broadband	700
$2,700
Uses:
Cash portion of purchase price paid to A/N	$2,022
Repayment of Charter Operating revolving credit facility	630
Advisor fees and other expenses directly related to the Bright House Transaction	30
Deferred financing fees	18
$2,700

(f)
The Bright House Transaction is assumed to be a non-taxable business combination for pro forma purposes. No pro forma adjustment was recorded to net deferred tax liabilities directly attributable to the Bright House Transaction in the unaudited pro forma consolidated balance sheet. Charter’s difference between book and tax basis in its investment in the Charter Holdings partnership, and underlying net assets, is not anticipated to change following A/N’s contribution of the Legacy Bright House assets and liabilities. Charter will record net deferred tax liabilities related to its investment, and its underlying net assets, in Charter Holdings following the Bright House Transaction based on future differences that arise between book and tax.

(g)
Represents the elimination of $406 million of pension and other benefits related to long-term liabilities not assumed and the elimination of $30 million of other long-term deferred liabilities assumed to have no fair value as there are no associated payment obligations or substantive performance obligations.

(h)	Adjustment to noncontrolling interests reflects the following adjustments (in millions).

Issuance of Charter Holdings common units to A/N	$6,971
Issuance of Charter Holdings convertible preferred units to A/N	3,163
Noncontrolling interest in a Bright House subsidiary	22
$10,156

Charter Holdings issued approximately 31.0 million common units that are exchangeable into Charter Class A common stock on a one-for-one basis. These units are recorded in noncontrolling interests as permanent equity on the unaudited pro forma consolidated balance sheet.

Charter Holdings issued 25.0 million convertible preferred units convertible into approximately 9.3 million Charter Holdings common units that were valued as of the date of acquisition at approximately $3.2 billion based on a binomial lattice model for convertible bonds that models the future changes in the common equity value of Charter. These units are recorded in noncontrolling interests as permanent equity on the unaudited pro forma consolidated balance sheet. The preferred units are convertible into Charter Holdings common units based on a conversion feature as defined in the Bright House contribution agreement and further exchangeable into Charter Class A common stock on a one-for-one basis.

(i)	Pro forma adjustment to controlling interest of shareholders’ equity reflects the following (in millions).

Elimination of Legacy Bright House’s historical shareholders’ equity and accumulated other comprehensive loss	$(2,386)
Issuance of Charter Class A common stock to Liberty Broadband	700
Advisor fees and other expenses directly related to the Bright House Transaction	(30)
$(1,716)

Advisor fees and other expenses directly related to the Bright House Transaction of $30 million are not reflected in the unaudited pro forma statements of operations and consist primarily of investment banking fees and legal fees.

Note 3. TWC Transaction Pro Forma Statement of Operations Adjustments

(a)	Adjustment to revenues and operating costs and expenses reflect the following adjustments for the three months ended March 31, 2016 and year ended December 31, 2015 (in millions).

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Reclassification to conform to Charter’s financial statement classification	$63	$246
Elimination of revenue/expense between Charter and Legacy TWC	(18)	(63)
Adjustment to both revenues and operating costs and expenses	45	183

Incremental replacement stock award compensation expense	13	58
Elimination of amortization of actuarial gains (losses) and prior service credits for Legacy TWC’s pension plans	(11)	(41)
Reclassification to conform to Charter’s financial statement classification for other operating expenses	17	113
Total adjustment to operating costs and expenses	$64	$313

Legacy TWC presents processing fees as a reduction to bad debt expense within operating costs and expenses in the statement of operations. Charter reports such fees as other revenue. As such, a pro forma reclassification was made to conform to Charter’s financial statement classification for processing fee revenues and other revenue items.

Incremental replacement stock award compensation expense represents additional expense related to converted Legacy TWC equity awards associated with the post-combination vesting period. Compensation expense, following the closing of the TWC transactions, reflects the $539 million fair value of the awards as of the closing date and will be recognized over the remaining vesting period. At closing, Legacy TWC employee equity awards were converted into equity awards with respect to Charter Class A common stock, after giving effect to the Stock Award Exchange Ratio (as defined under “The Merger Agreement—Treatment of TWC Equity Awards” in CCH I, LLC's prospectus filed with the SEC on August 20, 2015).

Net actuarial gains (losses) and prior service credits are included in Legacy TWC’s accumulated other comprehensive loss (a component of equity) and have been reclassified into the results of operations based on service period assumptions. Because Legacy TWC’s equity, including accumulated other comprehensive loss, is eliminated in the opening balance sheet pursuant to acquisition accounting, the results for the periods following the TWC Transaction will not include any impact from the amortization of these deferred net actuarial gains (losses) and prior service credits.

Other reclassifications to conform to Charter’s financial statement classification were made such as gain (loss) on sale of fixed assets, pension interest cost and expected return on plan assets to other operating income (expenses), net.

(b)	Charter increased depreciation and amortization by $452 million and $2.2 billion for the three months ended March 31, 2016 and year ended December 31, 2015, respectively, as follows (in millions).

	Three Months Ended March 31, 2016			Year Ended December 31, 2015
	Depreciation	Amortization	Total	Depreciation	Amortization	Total
Legacy TWC pro forma expense based on fair value	$899	$527	$1,426	$3,596	$2,320	$5,916
Legacy TWC historical expense			(974)			(3,696)
Total pro forma depreciation and amortization adjustment			$452			$2,220

The increase was estimated using a preliminary average useful life of 6 years for property, plant and equipment and 11 years for customer relationships. Customer relationships are amortized using an accelerated method (sum of the years’ digits) to reflect the period over which the relationships are expected to generate cash flows. Following the acquisition, Legacy TWC’s pro forma customer relationships of $13.9 billion would result in amortization expense under the accelerated method of $2.3 billion for year 1, $2.1 billion for year 2, $1.9 billion for year 3, $1.7 billion for year 4, $1.5 billion for year 5 and $4.4 billion thereafter. The effect of a one-year decrease in the weighted average useful lives of property, plant and equipment and customer relationships would be an increase to depreciation and amortization expense of approximately $222 million and $930 million for the three months ended March 31, 2016 and year ended December 31, 2015, respectively, while the effect of a one-year increase would result in a decrease of approximately $165 million and $692 million for the three months ended March 31, 2016 and year ended December 31, 2015, respectively. The pro forma adjustments are based on current estimates and may not reflect actual depreciation and amortization once the purchase price allocation is finalized and final determination of useful lives are made.

(c)	For the three months ended March 31, 2016 and year ended December 31, 2015, other operating (income) expenses, net decreased by $46 million and $251 million, respectively, as follows (in millions).

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Elimination of Legacy TWC stock compensation expense classified by Legacy TWC as merger-related in other operating expense	$(12)	$(36)
Reclassification to conform to Charter’s financial statement classification	(17)	(113)
Elimination of Charter transaction costs directly related to the TWC Transaction	(14)	(40)
Elimination of Legacy TWC transaction costs directly related to the TWC Transaction	(3)	(62)
	$(46)	$(251)

(d)
For the three months ended March 31, 2016, interest expense, net decreased by $105 million and for the year ended December 31, 2015, interest expense, net increased by $224 million as follows (in millions).

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Additional interest expense on new debt issued	$(3)	$(700)
Amortization of deferred financing fees and original issue discount	(6)	(25)
Amortization of net premium as a result of adjusting assumed Legacy TWC long-term debt to fair value	110	483
Elimination of amortization related to Legacy TWC’s previously deferred financing fees and debt discounts	4	18
	$105	$(224)

In 2015, Charter issued $15.5 billion CCO Safari II, LLC senior secured notes, $3.8 billion CCO Safari III, LLC senior secured bank loans and $2.5 billion CCOH Safari, LLC senior unsecured notes. For pro forma purposes, Charter has assumed the use of borrowings under the Charter Operating revolving credit facility to fund the remaining $621 million cash portion of the TWC Transaction.

As noted in Note 1(e) above, Legacy TWC long-term debt was adjusted to fair value. The difference between the fair value and the face amount of each borrowing is amortized as an offset to interest expense over the remaining term of each borrowing based on its maturity date. This adjustment results in interest expense that effectively reflects current market interest rates rather than the stated interest rates.

(e)
As discussed in Note 1(f) above, Charter determined that Legacy TWC’s reversing deferred tax liabilities provide a source of future taxable income in the combined entity, resulting in a reduction of substantially all of Legacy Charter’s preexisting valuation allowance. The pro forma adjustment to income taxes includes the incremental pro forma tax benefit relating to the Legacy Charter operations under the assumption the Charter tax calculation no longer reflects the effects of the preexisting valuation allowance. Thus, the income tax benefit impact of the pro forma adjustments was determined by applying an estimated New Charter tax rate of 39% to the pro forma loss before taxes of Charter following the TWC Transaction, resulting in a $127 million and $130 million income tax expense in the unaudited pro forma consolidated statements of operations for the three months ended March 31, 2016 and year ended December 31, 2015, respectively. The pro forma income tax benefit does not reflect the effects of any special partnership tax allocations as these effects are currently not estimable.

(f)
Completion of the TWC Transaction included a conversion of all of Legacy Charter’s Class A common stock into 0.9042 shares of Charter Class A common stock. This Parent Merger Exchange Ratio was applied to all Legacy Charter Class A common stock and to stock issued to Legacy TWC stockholders and the Liberty Parties. This resulted in the following adjustment to weighted average common shares outstanding for both the three months ended March 31, 2016 and year ended December 31, 2015.

Charter shares issued to Legacy TWC shareholders (including the Liberty Parties)	143,012,155
Charter shares purchased by the Liberty Parties	21,972,739
Reduction of Legacy Charter shares outstanding upon conversion from Legacy Charter Class A common stock to Charter Class A common stock	(10,783,068)
154,201,826

Diluted weighted average common shares outstanding includes the effect of dilutive securities as presented below (dollars in millions, except per share data).

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Numerator:
Net income attributable to Charter shareholders	$199	$204

Denominator:
Weighted average common shares outstanding, basic	266,513,365	266,071,597
Effect of dilutive securities:
Assumed exercise or issuance of shares relating to stock plans including the Converted TWC Awards	3,273,986	3,399,274
Weighted average common shares outstanding, diluted	269,787,351	269,470,871

Basic earnings per common share attributable to Charter shareholders	$0.75	$0.77
Diluted earnings per common share attributable to Charter shareholders	$0.74	$0.76

Note 4. Bright House Transaction Pro Forma Statement of Operations Adjustments

(a)	Adjustment to revenues and operating costs and expenses reflect the following adjustments for year ended December 31, 2015 (in millions).

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Reclassification to conform to Charter’s financial statement classification	$26	$84
Elimination of Legacy TWC management fee incurred by Legacy Bright House	(38)	(147)
Elimination of revenue/expense between Legacy TWC and Legacy Bright House	(6)	(21)
Adjustment to both revenues and operating costs and expenses	(18)	(84)

Adjustment to capitalize residential installation labor and other labor costs to conform to Charter’s capitalization accounting policy	(27)	(102)
Elimination of costs related to parent company obligations not assumed by Charter in the Bright House Transaction	(9)	(40)
Reclassification to conform to Charter’s financial statement classification for other operating expense	(2)	(12)
Total adjustment to operating costs and expenses	$(56)	$(238)

Bright House presents processing fees as a reduction to bad debt expense within operating costs and expenses in the statement of operations. Charter reports such fees as other revenue. As such, a pro forma reclassification was made to conform to Charter’s financial statement classification for processing fee revenues and other revenue items.

(b)	Charter increased depreciation and amortization by $88 million and $378 million for the three months ended March 31, 2016 and year ended December 31, 2015, respectively, as follows (in millions).

	Three Months Ended March 31, 2016			Year Ended December 31, 2015
	Depreciation	Amortization	Total	Depreciation	Amortization	Total
Legacy Bright House pro forma expense based on fair value	$117	$83	$200	$466	$371	$837
Legacy Bright House historical expense			(112)			(459)
Total pro forma depreciation and amortization adjustment			$88			$378

The increase was estimated using a preliminary average useful life of 7 years for property, plant and equipment and 10 years for customer relationships. Customer relationships are amortized using an accelerated method (sum of the years’ digits) to reflect the period over which the relationships are expected to generate cash flows. Following the acquisition, Legacy Bright House’s pro forma customer relationships of $2.0 billion would result in amortization expense under the accelerated method of $371 million for year 1, $334 million for year 2, $297 million for year 3, $260 million for year 4, $223 million for year 5 and $555 million thereafter. The effect of a one-year decrease in the weighted average useful lives of property, plant and equipment and customer relationships would be an increase to depreciation and amortization expense of approximately $27 million and $115 million for the three months ended March 31, 2016 and year ended December 31, 2015, respectively, while the effect of a one-year increase would result in a decrease of approximately $21 million and $89 million for the three months ended March 31, 2016 and year ended December 31, 2015, respectively. The pro forma adjustments are based on current estimates and may not reflect actual depreciation and amortization once the purchase price allocation is finalized and final determination of useful lives are made.

(c)
For the three months ended March 31, 2016 and year ended December 31, 2015, other operating (income) expenses, net increased by $2 million and decreased by $2 million, respectively, as follows (in millions).

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Elimination of Charter transaction costs directly related to the Bright House Transaction	$—	$(14)
Reclassification to conform to Charter’s financial statement classification for other operating expense	2	12
	$2	$(2)

(d)
For both the three months ended March 31, 2016 and year ended December 31, 2015, interest expense, net, increased by $4 million representing additional interest expense on Term Loan A and related amortization of deferred financing fees offset by the elimination of historical interest expense incurred by Legacy Bright House as debt is not assumed in the Bright House Transaction and repayment of Charter Operating’s revolving credit facility.

(e)
The $29 million and $136 million adjustment to income tax expense for the three months ended March 31, 2016 and year ended December 31, 2015 was determined by applying an estimated Charter tax rate of 39% to pro forma income before income taxes of Charter following the Transactions, less the impact on the tax rate as a result of the noncontrolling interest allocation of the Charter Holdings partnership which is treated as a permanent item for tax purposes in the combined entities’ pro forma tax benefit calculation. The resulting income tax expense of $156 million and $266 million is reflected in the unaudited consolidated statements of operations for the three months ended March 31, 2016 and year ended December 31, 2015, respectively. The resulting effective tax rate of 32% and 29% for the three months ended March 31, 2016 and year ended December 31, 2015, respectively, is a result of the permanent treatment of the noncontrolling interest expense. The pro forma income tax expense does not reflect the effects of any special partnership tax allocations as these effects are currently not estimable.

(f)	Reflects the following noncontrolling interests adjustment for the three months ended March 31, 2016 and year ended December 31, 2015 as follows (dollars in millions).

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Charter Holdings pro forma net income for the Transactions	$484	$910
Charter Holdings 6% cash dividend to preferred unit holders	(38)	(150)
Charter Holdings pro forma net income available for allocation to common unit holders	446	760
A/N pro forma noncontrolling interest in Charter Holdings excluding preferred units	10%	10%
Noncontrolling interest - Charter Holdings common units	$45	$76
Noncontrolling interest - Charter Holdings convertible preferred units	38	150
	$83	$226

The allocation of Charter Holdings’ net income to noncontrolling interests for financial reporting purposes is first allocated to the convertible preferred units for their stated dividend following their aggregate liquidation preference. The residual Charter Holdings net income is allocated to the common unit holders in Charter Holdings based on the relative common ownership interests in Charter Holdings. A/N’s relative common ownership interest in Charter Holdings used for pro forma purposes is 10%.

(g)
Liberty Broadband purchased approximately 3.7 million shares of Charter Class A common stock valued at $700 million at the closing of the Bright House Transaction. The 31.0 million Charter Holdings common units and the 9.3 million Charter Holdings convertible preferred units issued to A/N were not included on an if-converted, if-exchanged basis for purposes of the computation of pro forma diluted earnings per share because the effect would have been anti-dilutive.

Diluted weighted average common shares outstanding includes the effect of dilutive securities as presented below (dollars in millions, except per share data).

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Numerator:
Net income attributable to Charter shareholders	$245	$418

Denominator:
Weighted average common shares outstanding, basic	270,171,965	269,730,197
Effect of dilutive securities:
Assumed exercise or issuance of shares relating to stock plans including the Converted TWC Awards	3,273,986	3,399,274
Weighted average common shares outstanding, diluted	273,445,951	273,129,471

Basic earnings per common share attributable to Charter shareholders	$0.91	$1.55
Diluted earnings per common share attributable to Charter shareholders	$0.90	$1.53